                                  EXHIBIT 12
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                             1998               1997                1996           1995           1994
                                          -----------       -------------       ------------   ------------   ------------
 Fixed charges:
     Rent expense                         $   31,077          $   21,657          $  17,007    $   14,111    $    12,261
                                          -----------       -------------       ------------   ------------   ------------
 Portion of rent representative of
     an interest factor (1/3)             $   10,359          $    7,219          $   5,669    $    4,699     $    4,087
Interest expense                              42,864              29,262             17,225         9,622          7,216
                                          -----------       -------------       ------------   ------------   ------------
     Total fixed charges                      53,223              36,481             22,894        14,321         11,303


Income (loss) before income taxes
     and extraordinary items                  (7,672)             (1,737)             2,523         5,347          1,200
                                          -----------       -------------       ------------   ------------   ------------

Earnings before fixed charges             $   45,551          $   34,744          $  25,417    $   19,668     $   12,503
                                          -----------       -------------       ------------   ------------   ------------

Ratio of earnings to fixed charges            (7,672) (1)         (1,737) (1)          1.11  x       1.37  x        1.11
                                          ===========       =============       ============   ============   ============

(1) Earnings were inadequate to cover fixed charges by the amount indicated.